Exhibit 99.1

Natural Health Trends Announces Second Quarter 2017
Preliminary Financial Results

LOS ANGELES – July 14, 2017 – Natural Health Trends Corp. (NASDAQ: NHTC), a leading direct-selling and e-commerce company that markets premium quality personal care, wellness, and “quality of life” products under the NHT Global brand, today announced preliminary financial results for the quarter ended June 30, 2017.

The Company estimates total revenue for the second quarter to be $51.5 million, compared to $80.4 million in the second quarter of 2016. The Company further estimates that its deferred revenue at June 30, 2017 was $4.0 million, compared to $4.3 million at March 31, 2017. At June 30, 2016, deferred revenue was $8.8 million, compared to $6.5 million at March 31, 2016.

Earnings per diluted share for the second quarter are estimated to be in the range of $0.85 to $0.90, compared to $1.07 per diluted share in the second quarter of 2016.

“Our preliminary revenue estimate for the second quarter of 2017 remained under pressure as our leaders continued to progress through the slowdown we have been experiencing in our Asian markets since the third quarter of 2016,” commented Chris Sharng, President of Natural Health Trends Corp. “In order to reinvigorate momentum in Asia, we have enhanced our incentive programs, launched new promotions and prepared for our summer event in Kuala Lumpur. Further, the second quarter of 2016 presented a difficult year-over-year comparison as a significant product price increase was phased in starting from June last year, pulling demand forward into the quarter a year ago, which led to record product orders. Partially offsetting the sales decline during the second quarter of 2017 was strength in Europe, and the market opening in Peru as well as a positive response to our recent product introductions. Importantly, we have been able to successfully retain all of our top ranked leaders through these challenging times and morale remains strong.”

The Company expects to issue its complete second quarter 2017 financial results in early August. The estimates for the Company’s financial results are preliminary and have not yet been reviewed by the Company’s independent accountants. Significant updates and revisions may be required before the release of the Company’s second quarter 2017 financial results. In addition, the Company’s financial results will include other factors necessary to calculate additional financial metrics, including gross profit and net income.

About Natural Health Trends Corp.
Natural Health Trends Corp. (NASDAQ: NHTC) is an international direct-selling and e-commerce company operating through its subsidiaries throughout Asia, North America, and Europe. The Company markets premium quality personal care products under the NHT Global brand. Additional information can be found on the company’s website at www.naturalhealthtrendscorp.com.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Forward-looking statements in this press release do not constitute guarantees of future performance. Such forward-looking statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those anticipated. Such risks and uncertainties include the risks and uncertainties detailed under the caption “Risk Factors” in Natural Health Trends Corp.’s Annual Report on Form 10-K filed on March 10, 2017 with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

CONTACTS:

Company Contact:
Scott Davidson
Senior Vice President and Chief Financial Officer
Natural Health Trends Corp.
Tel: 310-541-0888
scott.davidson@nhtglobal.com

Investors:
ADDO Investor Relations
Tel: 310-829-5400
investor.relations@nhtglobal.com

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